Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent, in the Prospectus and the Statement of Additional Information of ROC ETF (“ROCI”) (a “Fund”) of our report dated March 30, 2023 relating to our audit of the statement of assets and liabilities of the Fund, including the schedule of investments as of January 31, 2023, and the related statement of operations, changes in net assets and financial highlights for the period from March 24, 2022 (commencement of operations) through January 31, 2023, and the related notes and schedules (collectively referred to as the financial statements), and to the reference to our Firm as the Trust’s “independent registered public accounting firm.”

Denver, Colorado

May 31, 2023